Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze Seasons 52 Eddie V's Yard House

www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
June 20, 2014	(Analysts) Matthew Stroud	(407) 245-5288
7:00 AM ET	(Media) Bob McAdam	(407) 245-5366

DARDEN RESTAURANTS REPORTS FOURTH QUARTER AND FISCAL YEAR DILUTED NET EARNINGS PER SHARE AND DECLARES ITS QUARTERLY DIVIDEND

ORLANDO, FL, June 20 - Darden Restaurants, Inc. (NYSE: DRI) today reported earnings and sales results for the fourth quarter and fiscal year ended May 25, 2014. Headlines include:

Fourth Quarter Earnings Per Share and Total Sales

Fourth quarter diluted net earnings per share were 65 cents, which compares to $1.01 in last year’s fourth quarter. The Company estimates that diluted net earnings per share for the fourth quarter of this year were adversely affected by approximately 19 cents due to legal, financial advisory and other costs related to implementation of the strategic action plan Darden announced in December 2013 and charges related to various asset impairments. Fourth quarter total sales from continuing and discontinued operations were $2.32 billion, which compares to $2.30 billion in the fourth quarter last year. As a result of the pending sale of Red Lobster, operating results for Red Lobster are included in discontinued operations for all periods presented. However, the Company did not allocate any general and administrative operating support expenses to net earnings from discontinued operations.

•
Diluted net earnings per share in the fourth quarter of this year include 36 cents from continuing operations and 29 cents from discontinued operations. Of the approximately 19 cents that adversely affected diluted net earnings for this year’s fourth quarter, approximately 13 cents affected continuing operations and approximately six cents affected discontinued operations. Diluted net earnings per share for the fourth quarter of last year include 59 cents from continuing operations and 42 cents from discontinued operations.

•
Net earnings in the fourth quarter of this year were $86.5 million, which includes $48.4 million from continuing operations and $38.1 million from discontinued operations. Net earnings in the fourth quarter of last year were $133.2 million, and included $78.5 million from continuing operations and $54.7 million from discontinued operations.

•
Fourth quarter total sales from continuing and discontinued operations were $2.32 billion, which compares to $2.30 billion in the fourth quarter last year. Total sales for the fourth quarter of this year include sales of $1.65 billion from continuing operations and sales of $666.2 million from discontinued operations. Total sales in the fourth quarter of last year include sales of $1.59 billion from continuing operations and sales of $706.5 million from discontinued operations. The increase in total sales for the fourth quarter of this year reflects the operation of 69 net new restaurants compared to the fourth quarter last year and same restaurant-sales increases for LongHorn Steakhouse and the Company’s Specialty Restaurants, offset by same-restaurant sales declines for Olive Garden and Red Lobster.

•	In the fourth quarter, U.S. same-restaurant sales increased 2.4% at LongHorn Steakhouse and 2.0% at the Specialty Restaurant Group and declined 3.5% at Olive Garden and 5.6% at Red Lobster.

Fiscal Year 2014 Earnings Per Share and Total Sales

Fiscal year 2014 diluted net earnings per share were $2.15, which compares to $3.13 last year. For the fiscal year, diluted net earnings per share were adversely affected by approximately 32 cents due to strategic action plan costs and charges related to various asset impairments. For fiscal year 2014, total sales from continuing and discontinued operations were $8.76 billion, a 2.4% increase from $8.55 billion last year. As a result of the pending sale of Red Lobster, operating results for Red Lobster are included in discontinued operations for all periods presented. However, we did not allocate any general and administrative operating support expenses to net earnings from discontinued operations.

•
For fiscal year 2014, diluted net earnings per share of $2.15 include $1.38 from continuing operations and 77 cents from discontinued operations. Last year, diluted net earnings per share were $3.13, and included $1.80 from continuing operations and $1.33 from discontinued operations. Net earnings were $286.2 million in fiscal 2014 and include $183.2 million from continuing operations and $103.0 million from discontinued operations. Net earnings were $411.9 million last year, including $237.3 million from continuing operations and $174.6 million from discontinued operations.

•
For fiscal year 2014, total sales were $8.76 billion, a 2.4% increase from $8.55 billion last year. Total sales for fiscal 2014 include sales of $6.29 billion from continuing operations and sales of $2.47 billion from discontinued operations. Total sales for fiscal 2013 include sales of $5.92 billion from continuing operations and sales of $2.63 billion from discontinued operations. The increase reflects 5.6% of growth in sales for the year due to new restaurants (including incremental operating weeks this year compared to last year as a result of the acquisition of 40 Yard House restaurants in the second quarter of last year) same-restaurant sales growth of 2.7% for LongHorn Steakhouse and 1.6% for the Company’s Specialty Restaurants, offset partially by same-restaurant sales declines of 3.4% for Olive Garden and 6.0% for Red Lobster.

Operating Headlines

OLIVE GARDEN’S fourth quarter sales of $926 million were 2.7% lower than the prior year due to its U.S. same-restaurant sales decline of 3.5% partially offset by revenue from nine net new restaurants. For the quarter, on a percentage of sales basis, food and beverage expenses, restaurant labor expenses, restaurant expenses, selling, general and administrative expenses and depreciation and amortization expenses were higher. This resulted in a decline for the quarter in both operating profit and operating profit as a percentage of sales. For the full fiscal year, total sales were $3.64 billion, a 1.1% decline from last year, average annual sales per restaurant were $4.4 million and U.S. same-restaurant sales declined 3.4%.

LONGHORN STEAKHOUSE’S fourth quarter sales of $376 million were 10.8% higher than the prior year, driven by revenue from 34 net new restaurants and its U.S. same-restaurant sales increase of 2.4%. For the quarter, on a percentage of sales basis, higher food and beverage expenses, restaurant expenses and selling, general and administrative expenses were slightly offset by lower restaurant labor expenses. This resulted in a decline in both in operating profit and operating profit as a percentage of sales. For the full fiscal year, total sales were $1.38 billion, a 12.4% increase from last year, average annual sales per restaurant were $3.1 million and U.S. same-restaurant sales increased 2.7%.

THE SPECIALTY RESTAURANTS’ fourth quarter sales of $342 million were 15.9% higher than the prior year, driven by same-restaurant sales increases of 4.1% at Bahama Breeze, 4.0% at The Capital Grille, 0.8% at Yard House, 0.3% at Eddie Vs partially offset by a same-restaurant sale decline of 1.6% at Seasons 52. Sales growth for the group also reflected revenue from five new restaurants at The Capital Grille, four at Bahama Breeze, seven at Seasons 52, three at Eddie V’s and eight at Yard House. For the full fiscal year, total sales for the Specialty Restaurants were $1.23 billion, a 25% increase from last year. At The Capital Grille, average annual sales per restaurant were $7.1 million and same-restaurant sales increased 3.4% for the fiscal year. At Bahama Breeze, average annual sales per restaurant were $5.6 million and same-restaurant sales increased 4.1% for the fiscal year. At Seasons 52, average annual sales per restaurant were $5.7 million and same-restaurant sales declined 2.2% for the fiscal year. At Eddie V’s, average annual sales per restaurant were $6.0 million and same-restaurant sales increased 1.1% for the fiscal year. And, at Yard House, average annual sales per restaurant were $8.2 million and same-restaurant sales increased 0.3% for the fiscal year.

Discontinued Operations

We have classified the results of operations, impairment charges and separation costs related to Red Lobster and its related franchise and consumer products businesses and two closed synergy restaurants as discontinued operations.

Red Lobster’s fourth quarter sales of $664 million were 5.6% lower than the prior year, which reflected its U.S. same-restaurant sales decline of 5.6%. For the quarter, on a percentage of sales basis, food and beverage expenses, restaurant expenses, and depreciation and amortization expenses were higher compared to the fourth quarter of last year, while selling, general and administrative expenses were lower. The net result is that operating profit and operating profit as a percentage of sales were below last year. For the full fiscal year, total sales were $2.46 billion, a 6.2% decrease compared to last year, average annual sales per restaurant were $3.5 million and U.S. same-restaurant sales decreased 6.0%.

Fiscal 2014 March, April, May U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of March, April and May as follows:

Olive Garden	March	April	May
Same-Restaurant Sales	-4.4%	-2.6%	-3.3%
Same-Restaurant Traffic	-6.1%	-3.5%	-1.7%
Pricing	1.7%	1.7%	1.7%
Menu mix	0.0%	-0.9%	-3.3%

LongHorn Steakhouse	March	April	May
Same-Restaurant Sales	1.9%	2.6%	2.7%
Same-Restaurant Traffic	-0.7%	-0.9%	-0.3%
Pricing	2.4%	2.7%	2.7%
Menu Mix	0.2%	0.9%	0.2%

Red Lobster	March	April	May
Same-Restaurant Sales	-7.6%	-3.6%	-4.4%
Same-Restaurant Traffic	-10.0%	-8.8%	-10.1%
Pricing	1.5%	1.6%	1.7%
Menu mix	0.9%	3.5%	4.0%

Red Lobster Sale

Darden expects to receive net cash proceeds from the sale of Red Lobster, after tax and transaction costs, of approximately $1.6 billion, of which approximately $1.0 billion will be used to retire outstanding debt. The remaining net proceeds of approximately $500 million to $600 million will be deployed in fiscal 2015 for a new share repurchase program of up to $700 million. In addition to strengthening the Company’s credit metrics, with the lower debt levels and reduced outstanding share count, Darden expects to maintain its current quarterly dividend of 55 cents per share, or $2.20 annually. The transaction is expected to close in the Company’s first quarter of fiscal 2015.

Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 55 cents per share on the Company’s outstanding common stock. The dividend is payable on August 1, 2014 to shareholders of record at the close of business on July 10, 2014.

The Board of Directors expanded the Company’s existing share repurchase authorization to include structured transactions. The Company’s available share repurchase authorization totals 15.5 million shares, which is approximately 12% of the 132.3 million shares the Company had outstanding at the end of fourth quarter of fiscal 2014.

Darden’s Annual Meeting of Shareholders will be held on September 30, 2014 in Orlando, FL. The record date for shareholders entitled to vote at the Annual Meeting is August 11, 2014.

Fiscal 2015 Financial Outlook

Given significant adjustments related to the sale of Red Lobster, the Company will discuss its fiscal 2015 financial outlook during the fourth quarter conference call and slide presentation that is scheduled for Friday, June 20 at 8:30 am ET and that can be accessed by clicking on the following link: http://www.videonewswire.com/event.asp?id=99683 .

Darden Restaurants, Inc., (NYSE: DRI), the world’s largest full-service restaurant company, owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.
Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve the strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement to sell Red Lobster, the outcome of any legal proceeding that may be instituted against Darden relating to the Red Lobster transaction or otherwise, the failure of the Red Lobster transaction to close for any reason including non-fulfillment of any conditions to close, the timing of the completion of the transaction, actions of activist investors and the cost and disruption of responding to those actions, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, failure to successfully integrate the Yard House business and the additional indebtedness incurred to finance the Yard House acquisition, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

05/25/14		05/26/13
831	Olive Garden USA	822
6	Olive Garden Canada	6
837	Total Olive Garden	828
464	LongHorn Steakhouse	430
54	The Capital Grille	49
37	Bahama Breeze	33
38	Seasons 52	31
15	Eddie V's	12
52	Yard House	44
4	Other	6
1,501	Total Darden excl Red Lobster	1,433
679	Red Lobster USA	678
27	Red Lobster Canada	27
706	Total Red Lobster	705
2,207	Total Darden incl Red Lobster	2,138

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	5/25/2014	5/26/2013	5/25/2014	5/26/2013
Sales	$1,650.1	$1,592.4	$6,285.6	$5,921.0
Costs and expenses:
Cost of sales:
Food and beverage	505.5	466.0	1,892.2	1,743.6
Restaurant labor	525.6	512.1	2,017.6	1,892.6
Restaurant expenses	284.9	265.3	1,080.7	980.4
Total cost of sales (1)	$1,316.0	$1,243.4	$4,990.5	$4,616.6
Selling, general and administrative	171.5	160.2	663.5	625.4
Depreciation and amortization	78.3	72.5	304.4	278.3
Interest, net	35.6	33.2	134.3	126.0
Asset impairment, net	14.8	—	18.3	0.7
Total costs and expenses	$1,616.2	$1,509.3	$6,111.0	$5,647.0
Earnings before income taxes	33.9	83.1	174.6	274.0
Income taxes	(14.5)	4.6	(8.6)	36.7
Earnings from continuing operations	$48.4	$78.5	$183.2	$237.3
Earnings from discontinued operations, net of tax expense of $9.8, $21.6, $32.3 and $72.7, respectively	38.1	54.7	103.0	174.6
Net earnings	$86.5	$133.2	$286.2	$411.9
Basic net earnings per share:
Earnings from continuing operations	$0.37	$0.60	$1.40	$1.84
Earnings from discontinued operations	0.29	0.43	0.78	1.35
Net earnings	$0.66	$1.03	$2.18	$3.19
Diluted net earnings per share:
Earnings from continuing operations	$0.36	$0.59	$1.38	$1.80
Earnings from discontinued operations	0.29	0.42	0.77	1.33
Net earnings	$0.65	$1.01	$2.15	$3.13
Average number of common shares outstanding:
Basic	131.9	129.8	131.0	129.0
Diluted	133.8	132.2	133.2	131.6

(1) Excludes restaurant depreciation and amortization as follows:	$72.5	$67.0	$282.3	$257.5

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	5/25/2014	5/26/2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$98.3	$88.2
Receivables, net	83.8	85.4
Inventories	196.8	356.9
Prepaid income taxes	10.9	6.4
Prepaid expenses and other current assets	72.3	83.4
Deferred income taxes	124.0	144.6
Assets held for sale	1,390.3	—
Total current assets	$1,976.4	$764.9
Land, buildings and equipment, net	3,381.0	4,391.1
Goodwill	872.5	908.3
Trademarks	574.6	573.8
Other assets	296.2	298.8
Total assets	$7,100.7	$6,936.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$233.1	$296.5
Short-term debt	207.6	164.5
Accrued payroll	125.7	150.5
Accrued income taxes	—	16.5
Other accrued taxes	64.5	67.6
Unearned revenues	299.7	270.5
Current portion of long-term debt	15.0	—
Other current liabilities	457.4	450.3
Liabilities associated with assets held for sale	215.5	—
Total current liabilities	$1,618.5	$1,416.4
Long-term debt, less current portion	2,481.4	2,496.2
Deferred income taxes	286.1	356.4
Deferred rent	206.2	230.5
Obligations under capital leases, net of current installments	52.0	52.5
Other liabilities	299.6	325.4
Total liabilities	$4,943.8	$4,877.4
Stockholders’ equity:
Common stock and surplus	$1,302.2	$1,207.6
Retained earnings	995.8	998.9
Treasury stock	(7.8)	(8.1)
Accumulated other comprehensive income (loss)	(128.1)	(132.8)
Unearned compensation	(5.2)	(6.1)
Total stockholders’ equity	$2,156.9	$2,059.5
Total liabilities and stockholders’ equity	$7,100.7	$6,936.9

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	5/25/2014	5/26/2013
Cash flows—operating activities
Net earnings	$286.2	$411.9
Earnings from discontinued operations, net of tax	(103.0)	(174.6)
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	304.4	278.3
Stock-based compensation expense	46.8	49.3
Change in current assets and liabilities and other, net	49.0	38.8
Net cash provided by operating activities of continuing operations	$583.4	$603.7
Cash flows—investing activities
Purchases of land, buildings and equipment	(414.8)	(510.1)
Proceeds from disposal of land, buildings and equipment	4.4	0.3
Cash used in business acquisitions, net of cash acquired	—	(577.4)
Increase in other assets	(25.9)	(27.4)
Net cash used in investing activities of continuing operations	$(436.3)	$(1,114.6)
Cash flows—financing activities
Proceeds from issuance of common stock	58.1	64.4
Income tax benefits credited to equity	10.9	13.6
Dividends paid	(288.3)	(258.2)
Repurchases of common stock	(0.5)	(52.4)
ESOP note receivable repayment	0.9	1.1
Proceeds from issuance of short-term debt, net	43.1	(98.1)
Repayment of long-term debt	—	(355.9)
Proceeds from issuance of long-term debt	—	1,050.0
Payment of debt issuance costs	(1.4)	(7.4)
Principal payments on capital leases	(2.0)	(1.7)
Net cash (used in) provided by financing activities of continuing operations	$(179.2)	$355.4
Cash flows—discontinued operations
Net cash provided by operating activities of discontinued operations	186.7	345.6
Net cash used in investing activities of discontinued operations	(144.5)	(172.4)
Net cash provided by discontinued operations	$42.2	$173.2

Increase in cash and cash equivalents	10.1	17.7
Cash and cash equivalents - beginning of period	88.2	70.5
Cash and cash equivalents - end of period	$98.3	$88.2